Exhibit 23

                  INDEPENDENT AUDITORS' CONSENT


The Plan Administrator
Heartland Financial USA, Inc. Employee Stock Purchase Plan:


We consent to incorporation by reference in the Registration Statement No. 333-06219 on Form S-8 of Heartland Financial USA, Inc. of our report dated January 16, 2002, relating to the statements of financial condition of the Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 2001 and 2000, the related statements of income and changes in plan equity for the years then ended, which appear in the December 31, 2001 Annual Report on Form 11-K of Heartland Financial USA, Inc. Employee Stock Purchase Plan.


/s/ KPMG LLP

Des Moines, Iowa
March 28, 2002